Exhibit 10.11

ASSIGNMENT AND ASSUMPTION AGREEMENT

This Assignment and Assumption Agreement (this “Agreement”) is made and entered into as of February 14, 2024, by and between Semper Paratus Acquisition Corporation, a Delaware corporation (“Assignor” or the “Company”), and SSVK Associates, LLC, a Delaware liability company (“Assignee”).

WHEREAS, Assignor has entered into the Agreement and Plan of Merger with Tevogen Bio Inc and the other parties thereto (the “Merger Agreement”); and

WHEREAS, in connection with the closing of the transactions contemplated by the Merger Agreement, the Company will issue preferred stock of the Company to Assignee; and Assignee desires to assume all of Assignor’s liabilities listed on Schedule I hereto.

NOW, THEREFORE, for and in consideration of the premises and the mutual covenants contained herein, and for other good and valuable consideration, the receipt, adequacy and legal sufficiency of which are hereby acknowledged, the parties do hereby agree as follows:

1. Assignment. Assignor hereby assigns, transfers and conveys to Assignee all of the liabilities and obligations listed on Schedule I hereto, which include certain liabilities and obligations that will become liabilities and obligations of the Company as a result of the Merger Agreement.

2. Assumption. Assignee hereby assumes and agrees to be responsible for, and to pay, perform and discharge or cause to be paid, performed and discharged, all of the liabilities and obligations of Assignor listed on Schedule I hereto in exchange for shares of preferred stock of the Company, with a face value equal to the aggregate amount of such liabilities and obligations, to be issued on the following terms.

3. Preferred Stock. The Company shall issue to Assignee preferred stock of the Company that shall be non-voting, non-convertible, callable by the Company at any time, and shall pay three and a half percent (3.5%) dividend per quarter for every quarter the preferred stock remains outstanding, commencing thirty-five (35) days after the closing, provided that for so long as the liabilities and obligations listed on Schedule I hereto are outstanding, any dividend will be paid by the Company on behalf of the Assignee to the creditors set forth on Schedule I, pro rata in accordance with the liabilities and obligations. The dividend rate shall increase by one quarter percent (0.25%) each month the preferred stock remains outstanding after the first thirty (30) days, but in no event shall increase to more than seven and a half percent (7.5%) per quarter. The preferred stock shall have a liquidation preference equal to the aggregate amount of the liabilities assumed by the Assignee.

4. Further Actions and Governing Law. Each of the parties hereto covenants and agrees, at its own expense, to execute and deliver, at the request of the other party hereto, such further instruments of transfer and assignment and to take such other action as such other party may reasonably request to more effectively consummate the assignments and assumptions contemplated by this Agreement. This Agreement shall be governed by the laws of the State of Delaware, without regard to principles of conflicts of law.

5. Benefits; Modifications. This Agreement shall be binding on and inure to the benefit of Assignee, Assignor, and their respective legal representatives, permitted successors, and permitted assigns.

6. No Third Party Beneficiaries. Nothing in this Agreement will be construed as conferring upon any person other than the parties hereto and their respective permitted assigns and successors in interest any rights, remedy, or claim under or by reason of this Agreement.

7. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Photostatic, PDF or facsimile reproductions of this Agreement may be made and relied upon to the same extent as originals.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

ASSIGNOR		ASSIGNEE

Semper Paratus Acquisition Corporation		SSVK Associates, LLC

By:	/s/ Surendra Ajjarapu	By:	/s/ Surendra Ajjarapu
Name:	Surendra Ajjarapu	Name:	Surendra Ajjarapu
Its:	Chief Executive Officer	Its:	President

[Signature Page to Assignment and Assumption Agreement]